FOR IMMEDIATE RELEASE


   AtheroGenics Reports Second Quarter 2004 Financial Results

ATLANTA, GA - July 22, 2004 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the second quarter and six months ended June 30, 2004.

Research and development expenses for the second quarter increased to $13.8 million, compared to $11.2 million for the comparable quarter in 2003. For the six months ended June 30, 2004, research and development expenses increased to $27.8 million, compared to $21.6 million for the same period in 2003. The increase in research and development spending is due primarily to planned expanded clinical development activities as enrollment continues to progress in the Company's ARISE Phase III clinical trial, which is evaluating AGI-1067 in atherosclerosis. Contributing to the increase in expenses were costs associated with the Company's CART-2 Phase IIb clinical trial, also evaluating AGI-1067, and the OSCAR Phase II clinical trial studying AGIX-4207 in rheumatoid arthritis.

General and administrative expenses for the second quarter ended June 30, 2004, increased to $1.8 million compared to $1.3 million for the same period in the prior year. For the six months ended June 30, 2004, general and administrative expenses increased to $3.4 million compared to $2.6 million for the same period in 2003. The increase in both periods reflects expenditures that resulted from higher insurance premiums and additional business development costs.

AtheroGenics recorded interest expense of $1.3 million during the quarter, compared to interest expense of $16,544 in the second quarter of 2003. Interest expense for the first six months of 2004 was $2.6 million, as compared to interest expense of $35,175 for the first half of 2003. The higher interest in 2004 relates to convertible notes issued by the Company in August 2003.

Net loss for the second quarter of 2004 was $16.5 million, or $(0.45) per share, as compared to $12.3 million, or $(0.34) per share, reported for the same period in 2003. Net loss for the first six months of 2004 was $33.1 million, or $(0.90) per share, as compared to a net loss of $23.8 million or $(0.68) per share for the first half of 2003. At June 30, 2004, AtheroGenics had $99.7 million in cash, cash equivalents and short-term investments.

"Our research and development teams have made considerable progress during the past quarter, particularly in our late stage cardiovascular program," said Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. "Later this year we expect to report important clinical data from both the CART-2 and OSCAR Phase II clinical trials."


Conference Call Information
There will be a conference call today at 9:00 a.m. ET to discuss AtheroGenics' second quarter 2004 financial results and to provide a Company update. To participate in the call, dial 800-915-4836. A replay of this call will be available from approximately 11:00 a.m. ET today until 11:59 p.m. ET on July 30, 2004, by dialing (domestic) 800-428-6051 or (international) 973-709-2089. Please reference pass code 361981.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has four drug development programs in the clinic. AtheroGenics' lead compound, AGI-1067, is being evaluated in the pivotal Phase III clinical trial called ARISE, as an oral therapy for the treatment of atherosclerosis. AGIX-4207, the Company's second clinical compound derived from its proprietary v-protectant technology platform, is a novel, oral agent being tested in a Phase II clinical program called OSCAR, for the treatment of rheumatoid arthritis. AGIX-4207 I.V. is an intravenous rheumatoid arthritis treatment that has completed a Phase I clinical study. AGI-1096 is a novel, oral agent that is being developed for the prevention of organ transplant rejection in collaboration with Fujisawa.
For more information about AtheroGenics, please visit www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including but not limited to the risks discussed in AtheroGenics' Form 10-K for fiscal 2003 and our Quarterly Report on Form 10-Q for the first quarter of 2004.

ATHEROGENICS, INC.
Mark Colonnese
Chief Financial Officer
678-336-2511
investor@atherogenics.com

INVESTOR RELATIONS
Lilian Stern
Stern Investor Relations
212-362-1200
lilian@sternir.com

MEDIA RELATIONS
Katie Brazel
Fleishman Hillard
404-739-0150
brazelk@fleishman.com








                      AtheroGenics, Inc.
                   Statements of Operations
                          (Unaudited)

                      Three months ended         Six months ended
                           June 30,                  June 30,
                       2004       2003         2004          2003
                       ----       ----         ----          ----


Revenues           $     --    $       --     $     --   $       --


Operating expenses:
 Research and
   development    13,836,448   11,195,310   27,847,193   21,566,240
 General and
   administrative  1,761,507    1,347,104    3,431,609    2,648,536
                  ----------   ----------   ----------   ----------
Total operating
 expenses         15,597,955   12,542,414   31,278,802   24,214,776
                  ----------   ----------   ----------   ----------

Operating loss   (15,597,955) (12,542,414) (31,278,802) (24,214,776)


Interest income      375,095      222,980      746,083      419,272

Interest expense  (1,302,299)     (16,544)  (2,595,140)     (35,175)
                   ---------   ----------    ---------   ----------

Net loss        $(16,525,159)$(12,335,978)$(33,127,859)$(23,830,679)
                  ==========   ==========   ==========   ==========



Net loss per share-
basic and diluted     $(0.45)      $(0.34)      $(0.90)      $(0.68)
                       =====        =====         =====       =====
Weighted average
shares outstanding-
 basic and diluted 37,015,455   36,458,982   36,941,064  34,884,745
                   ==========   ==========   ==========  ==========



                      Balance Sheet Data
                          (Unaudited)

                               June 30,    December 31,
                                 2004         2003
                                 ----         ----
Cash, cash equivalents and
 short-term investment      $99,699,730    $131,583,928
Working capital              94,164,963     124,848,687
Total assets                106,292,458     138,836,746
Long-term obligations, less
 current portion            100,021,298     100,083,622
Accumulated deficit        (175,659,174)   (142,531,315)
Total shareholders'
 (deficit)equity               (929,983)     30,377,006